Exhibit 99.1

RECRUITER.COM, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of:

Recruiter.com Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Recruiter.com, Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficit at December 31, 2018, will require additional financing to continue operations in 2019 and has had historical net losses and net cash used in operating activities. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2019

Boca Raton, Florida

July 29, 2019

Recruiter.com, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2018	2017

Assets

Current assets:
Cash	$14,152	$378,149
Accounts receivable	56,766	100,154
Common stock subscription receivable	-	66,668
Prepaid expenses and other current assets	14,883	-
Investments - available for sale marketable securities	33,917	135,409

Total current assets	119,718	680,380

Software	101,520	28,750

Total assets	$221,238	$709,130

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$222,266	$157,005
Accrued expenses	100,265	21,408
Accrued compensation	248,398	91,641
Accrued interest	179,768	91,501
Loans payable - current portion	105,028	99,072
Convertible notes payable	55,000	55,000
Convertible notes payable - related parties	200,000	200,000
Notes payable, net of unamortized discount of $0 and $3,056, respectively	151,944	100,000
Notes payable - related parties	150,000	150,000
Deferred revenue	59,468	54,710

Total current liabilities	1,472,137	1,020,337

Loans payable - long term portion	103,806	127,767

Total liabilities	1,575,943	1,148,104

Commitments and contingencies (Note 10)	-	-

Redeemable Preferred Stock of Subsidiary - Noncontrolling interest at redemption value (See Note 8 for liquidation value)	2,059,764	2,781,793

Stockholders’ Equity (Deficit):
Preferred stock, Series E, $0.0001 par value; 775,000 shares authorized; 775,000 and 775,000 shares issued and outstanding as of December 31, 2018 and 2017, respectively	78	78
Common stock, $0.0001 par value; 200,000 shares authorized; no shares issued and outstanding as of December 31, 2018 and 2017, respectively	-	-
Common stock subscribed	-	66,668
Additional paid-in capital	679,259	403,590
Accumulated comprehensive loss	-	(489,591)
Accumulated deficit	(5,675,391)	(3,782,983)
Stockholders’ equity attributable to Recruiter.com, Inc. common shareholders	(4,996,054)	(3,802,238)
Stockholders’ equity attributable to the noncontrolling interest	1,581,585	581,471

Total stockholders’ equity (deficit)	(3,414,469)	(3,220,767)

Total liabilities and stockholders’ equity (deficit)	$221,238	$709,130

The accompanying notes are an integral part of these consolidated financial statements.

Recruiter.com, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended	Year Ended
	December 31, 2018	December 31, 2017

Revenue	$828,920	$693,645

Selling, general and administrative	2,051,972	1,505,414
Loss from operations	(1,223,052)	(811,769)

Other income (expenses):
Interest expense	(143,627)	(154,432)
Unrealized loss on marketable securities	(99,416)	-
Realized loss on marketable securities, net	(1,792)	(182,069)
Total other income (expenses)	(244,835)	(336,501)

Loss from operations before income taxes	(1,467,887)	(1,148,270)
Provision for income taxes	-	-
Net loss	(1,467,887)	(1,148,270)
Net loss attributable to the noncontrolling interest	(65,070)	(1,071)
	(1,402,817)	(1,147,199)
Preferred stock dividend	(856,472)	(2,894,693)
Net loss attributable to Recruiter.com, Inc. common shareholders	$(2,259,289)	$(4,041,892)

Net loss per common share – basic and diluted	$-	$-

Weighted average common shares – basic and diluted	-	-

Comprehensive Loss:

Net loss	$(1,467,887)	$(1,148,270)
Unrealized losses on marketable securities	-	(187,841)

Comprehensive loss	$(1,467,887)	$(1,336,111)

The accompanying notes are an integral part of these consolidated financial statements.

Recruiter.com, Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2018 and 2017

	Preferred stock		Common stock		Stock	Additional Paid in	Accumulated Comprehensive	Accumulated	Noncontrolling	Total Stockholders’ Equity
	Stock	Amount	Stock	Amount	Subscribed	Capital	Income	Deficit	Interest	(Deficit)
Balance as of December 31, 2016	704,534	$71	-	$-	$-	$3,257,610	$(552,000)	$(2,635,784)	$-	$69,897
Stock based compensation	-	-	-	-	-	1,716	-	-	-	1,716
Sale of stock	70,466	7	-	-	66,668	133,328	-	-	-	200,003
Acquisition of Truli Technologies	-	-	-	-	-	(3,605,783)	-	-	(73,587)	(3,679,370)
Excess liabilities over assets for	-	-	-	-	-		-	-	-	-
sale of Truli subsidiary	-	-	-	-	-	616,719	-	-	-	616,719
Gain on exchange of notes for preferred stock	-	-	-	-	-	-	-	-	701,732	701,732
Beneficial conversion feature of preferred stock issued and preferred stock dividends	-	-	-	-	-	-	-	-	2,268,445	2,268,445
Warrants issued with preferred stock	-	-	-	-	-	-	-	-	580,645	580,645
Preferred stock and warrants deemed dividends	-	-	-	-	-	-	-	-	(2,849,090)	(2,849,090)
Accrued preferred stock dividends	-	-	-	-	-	-	-	-	(45,603)	(45,603)
Realized losses	-	-	-	-	-	-	250,250	-	-	250,250
Unrealized losses	-	-	-	-	-	-	(187,841)	-	-	(187,841)
Net loss	-	-	-	-	-	-	-	(1,147,199)	(1,071)	(1,148,270)
Balance as of December 31, 2017	775,000	78	-	-	66,668	403,590	(489,591)	(3,782,983)	581,471	(3,220,767)
Reclassification of comprehensive income	-	-	-	-	-	-	489,591	(489,591)	-	-
Shares issued	-	-	-	-	(66,668)	66,668	-	-	-	-
Contributions to capital	-	-	-	-	-	65,000	-	-	-	65,000
Stock based compensation	-	-	-	-	-	1,415	-	-	185,741	187,156
Subsidiary preferred stock converted to subsidiary common shares	-	-	-	-	-	142,586	-	-	11,414	154,000
Adjustment to redemption value of preferred stock - per amendment to designation	-	-	-	-	-	-	-	-	1,146,265	1,146,265
Beneficial conversion feature of preferred stock issued and preferred stock dividends	-	-	-	-	-	-	-	-	290,236	290,236
Warrants issued with preferred stock	-	-	-	-	-	-	-	-	288,000	288,000
Preferred stock and warrants deemed dividends	-	-	-	-	-	-	-	-	(578,236)	(578,236)
Accrued preferred stock dividends	-	-	-	-	-	-	-	-	(278,236)	(278,236)
Net loss	-	-	-	-		-	-	(1,402,817)	(65,070)	(1,467,887)
Balance as of December 31, 2018	775,000	$78	-	$-	$-	$679,259	$-	$(5,675,391)	$1,581,585	$(3,414,469)

The accompanying notes are an integral part of these consolidated financial statements.

Recruiter.com, Inc.

Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	December 31, 2018	December 31, 2017

Cash Flows from Operating Activities
Net loss	$(1,467,887)	$(1,148,270)
Adjustments to reconcile net loss to net cash used in operating activities
Equity based compensation expense	187,156	1,716
Realized loss on marketable securities	1,792	182,069
Unrealized loss on securities	99,416	-
Expenses paid through assignment of marketable securities	-	42,500
Amortization of debt discount	1,944	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	43,388	(82,214)
Increase in prepaid expenses	(4,840)	-
Increase in other receivables	(10,043)	-
Increase in accounts payable and accrued liabilities	389,142	210,649
Increase in deferred revenue	4,758	54,710
Net cash used in operating activities	(755,174)	(738,840)

Cash Flows from Investing Activities
Cash acquired in acquisition	-	15,758
Cash disposed of through exercise of purchase option	-	(9,040)
Proceeds from sale of marketable securities	284	110,931
Cash paid for software development	(72,770)	(28,750)
Net cash (used in) provided by investing activities	(72,486)	88,899

Cash Flows from Financing Activities
Proceeds from notes	50,000	315,316
Payments of notes	(18,005)	-
Contributions to capital	65,000	-
Proceeds from sale of common stock	66,668	133,333
Proceeds from sale of preferred stock	300,000	471,373
Net cash provided by financing activities	463,663	920,022

Net (decrease) increase in cash and cash equivalents	(363,997)	270,081
Cash and cash equivalents, beginning of period	378,149	108,068

Cash and cash equivalents, end of period	$14,152	$378,149

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$53,416	$30,311
Cash paid during the period for income taxes	$-	$-

Supplemental schedule of non-cash investing and financing activities:
Subsidiary preferred shares converted to subsidiary common shares	$154,000	$-
Non-cash adjustments to Redeemable Preferred Stock of subsidiary	$568,029	-
Accounts payable paid through assignment of marketable securities	$-	$130,000
Subsidiary notes payable, accrued interest and derivative converted to subsidiary preferred stock	$-	$2,837,922
Subsidiary net liabilities transferred upon exercise of option	$-	$616,719
Accounts payable paid through proceeds of subsidiary preferred stock	$-	$128,627

The accompanying notes are an integral part of these consolidated financial statements.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Recruiter.com, Inc. is a Delaware corporation formed effective January 1, 2015 and has a fiscal year end of December 31. “Recruiter”, “our”, “us”, “we” or the “Company” refer to Recruiter.com, Inc. Recruiter was originally formed as Recruiter.com, LLC, a Delaware Limited Liability Company, on August 20, 2010 and was converted to a corporation on January 1, 2015. The Company operates in Connecticut and New York. Revenues are predominantly derived from the following activities:

●	Recruiting Solutions. Facilitated by our Job Market software platform and artificial intelligence matching technologies, placement of specialized personnel at employers, generating a success-based fee for candidate referrals on a direct-hire or contract basis.

●	Career Solutions. Consisting of (i) Resume Distribution, whereby Recruiter sends out candidate resumes to its network of independent recruiters and (ii) Recruiter Certification Program, whereby users access Recruiter’s recruitment training content through its online learning management system.

●	Marketing Solutions. Web portal monetization, lead generation, and digital publication advertising structured for specialized B2B software companies to access niche industry audience, primarily of recruitment and HR audience.

The Company has two subsidiaries, Truli Technologies, Inc. (“Truli”, now known as Recruiter.com Group, Inc.), and its subsidiary VocaWorks, Inc. (“VocaWorks”) since October 30, 2017 (see below).

Effective October 30, 2017, Truli entered into a license agreement with Recruiter under which Recruiter granted Truli’s newly created subsidiary VocaWorks a license to use certain of Recruiter’s proprietary software and related intellectual property. In consideration for the acquisition of the license, Truli issued to Recruiter 125 million shares of common stock. The Company also received the right to receive shares of Series B Convertible Preferred Stock (the “Series B”) of Truli upon achievement of certain milestones specified in the license agreement. As a result of this issuance, Recruiter owned approximately 98% of Truli common stock and began to consolidate Truli and VocaWorks as a majority-owned subsidiary (See Note 12).

Effective March 31, 2019 Truli Technologies, Inc. entered into an Agreement and Plan of Merger (“Merger Agreement”) through which it acquired Recruiter. As consideration for the merger, Truli issued the equity holders of Recruiter.com, Inc. a total of 775,000 shares of its Series E Preferred Stock convertible into 775 million shares of common stock for 100% of the outstanding common stock of Recruiter.com, Inc. As a result, the former shareholders of Recruiter.com, Inc. controlled approximately 90% of Truli common stock and in excess of 50% of the total voting power.

For accounting purposes the March 31, 2019 transaction is being accounted for as a reverse recapitalization of Recruiter.com, Inc. and combination of entities under common control (“recapitalization”) with Recruiter.com, Inc. considered the accounting acquirer and historical issuer. The accompanying consolidated financial statements presented include Recruiter.com, Inc. for all periods presented. Since Recruiter.com, Inc. previously owned a majority of Truli, the consolidated financial statements of Recruiter.com, Inc. include the historical operations of Truli and VocaWorks since October 30, 2017. All share and per share data in the accompanying consolidated financial statements and footnotes have been retroactively restated to reflect the March 31, 2019 recapitalization.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Truli historically reported based on a March 31 fiscal year end. However, for purposes of the financial reporting of Recruiter.com, Inc. and Subsidiaries, Truli has been presented for the years ending December 31, 2018 and 2017.

As discussed above, all share and per share data has been retroactively restated in the accompanying consolidated financial statements and footnotes to reflect the effects of the March 31, 2019 recapitalization. Among other effects, this causes the common stock of Recruiter.com, Inc. which existed during 2018 and 2017 to be retroactively reflected as though it was Series E Preferred Stock since that is what it was exchanged for at March 31, 2019.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes may differ from management’s estimates and assumptions. Included in these estimates are assumptions used to estimate collection of accounts receivable, fair value of available for sale securities, valuation of intangible assets, deferred income tax asset valuation allowances, and valuation of stock based compensation.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances. There were no uninsured balances as of December 31, 2018 or 2017. The Company had no cash equivalents during or at the end of either period.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Revenue Recognition

Adoption of ASU 2014-09, Revenue from Contracts with Customers

On January 1, 2018, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606) using the modified retrospective (cumulative effect) transition method. Under this transition method, results for reporting periods beginning January 1, 2018 or later are presented under ASC 606, while prior period results continue to be reported in accordance with previous guidance. There was no cumulative effect of the initial application of ASC 606 and therefore no cumulative adjustment was recorded to the opening balance of retained earnings. The timing of revenue recognition for our various revenue streams was not materially impacted by the adoption of this standard. The Company believes its business processes, systems, and controls are appropriate to support recognition and disclosure under ASC 606. In addition, the adoption has led to increased footnote disclosures. Overall, the adoption of ASC 606 did not have a material impact on the Company’s balance sheet, statement of operations and statement of cash flows. ASC 606 also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. As described below, the analysis of contracts under ASC 606 supports the recognition of revenue at a point in time, resulting in revenue recognition timing that is materially consistent with the Company’s historical practice of recognizing service revenue over the service period.

Policy

The Company recognizes revenue in accordance with the Financial Accounting Standards Board’s (“FASB”), Accounting Standards Codification (“ASC”) ASC 606, Revenue from Contracts with Customers (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.

Revenues are predominantly derived from the following activities:

●	Recruiting Solutions. Facilitated by our Job Market software platform and artificial intelligence matching technologies, placement of specialized personnel at employers, generating a success-based fee for candidate referrals on a direct-hire or contract basis.

●	Career Solutions. Consisting of (i) Resume Distribution, whereby Recruiter sends out candidate resumes to its network of independent recruiters and (ii) Recruiter Certification Program, whereby users access Recruiter’s recruitment training content through its online learning management system.

●	Marketing Solutions. Web portal monetization, lead generation, and digital publication advertising structured for specialized B2B software companies to access niche industry audience, primarily of recruitment and HR audience.

Net revenues as presented on the statement of operations represent services rendered to customers less sales adjustments and allowances. The Company records revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of revenues and expenses.

Recruitment placement revenues are recognized after employment candidates remain with its clients through the 90-day guarantee period. Fees to clients are generally calculated as a percentage of the new employee’s annual compensation. No fees for permanent placement services are charged to employment candidates. Typical payment terms for recruitment services are net 90.

Career services revenues are recognized upon distribution of resumes or completion of training courses, which is the point that the performance obligations are satisfied. Typical payment terms for career services are upon distribution or completion.

Marketing and publishing services revenues are recognized when the advertising is placed and displayed or when lead generation activities and online publications are completed, which is the point that the performance obligations are satisfied. Typical payment terms for marketing and publishing are net 30.

Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

Contract Assets

The Company does not have any contract assets such as work-in-process. All trade receivables on the Company’s balance sheet are from contracts with customers.

Contract Costs

Costs incurred to obtain a contract are capitalized unless short term in nature. As a practical expedient, costs to obtain a contract that are short term in nature are expensed as incurred. The Company does not have any contract costs capitalized as of December 31, 2018 or 2017.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Contract Liabilities - Deferred Revenue

The Company’s contract liabilities consist of advance customer payments and deferred revenue. Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

For each of the identified periods, revenues can be categorized into the following:

	2018	2017
Recruitment	$130,719	$56,250
Career services	158,822	116,119
Marketing and publishing	539,379	521,276
Total revenue	$828,920	$693,645

At December 31, 2018 and 2017, deferred revenue amounted to $59,468 and $54,710 respectively. As of December 31, 2018, deferred revenue associated with recruitment services are $33,368 and the recognition of such services is expected within the following three months, while deferred marketing and publishing services amounted to $26,100 and pertain to services to be provided through the first quarter of 2019.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. The Company usually does not require collateral. There was no allowance for doubtful accounts at December 31, 2018 or 2017 and no bad debt expense in 2018 and 2017.

Concentration of Credit Risk, Significant Customers and Other Concentrations

At December 31, 2018, four customers accounted for more than 10% of the accounts receivable balance, at 24%, 22%, 21% and 12%, for a total of 79%. At December 31, 2017, two customers accounted for more than 10% of the accounts receivable balance, at 50% and 15%, for a total of 65%.

For the year ended December 31, 2018 two customers accounted for 23% of total revenue at 12% and 11%. For the year ended December 31, 2017 no customers accounted for 10% or more of total revenue.

We use a related party firm for software development and maintenance related to our website and the platform underlying our operations. One of our officers and principal stockholders is an employee of this firm but exerts control over this firm.

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising costs were $13,669 and $3,382 for the years ended December 31, 2018 and 2017, respectively.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures and discloses the fair value of assets and liabilities required to be carried at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure.

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2 - Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - Unobservable inputs for the asset or liability.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s investment in available for sale securities is measured at fair value, based on current trading prices using Level 1 fair value inputs. The Company does not have any other financial instruments which require re-measurement to fair value. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and loans payable represent fair value based upon their short-term nature and/or market interest rates.

Marketable Securities

On January 1, 2018, the Company adopted ASU 2016-01, “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The fair value allowance of the securities of $489,591 at December 31, 2017 has been reclassified to accumulated deficit from accumulated other comprehensive income at January 1, 2018 as a cumulative effect adjustment using the modified prospective method of adoption. The unrealized loss on the marketable securities during the year ended December 31, 2018 has been disclosed as a separate line item on the statement of operations. Costs of securities sold or reclassified from accumulated other comprehensive income are determined using the average cost method.

Noncontrolling Interest in Majority Owned Subsidiary

The Company follows ASC 810-10-65, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). This ASC clarifies that a noncontrolling (minority) interest in a subsidiary is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and noncontrolling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the noncontrolling interest. In accordance with ASC 810-10- 45-21, those losses attributable to the parent and the noncontrolling interest in subsidiaries may exceed their interests in the subsidiary’s equity. The excess and any further losses attributable to the parent and the noncontrolling interest shall be attributed to those interests even if that attribution results in a deficit noncontrolling interest balance.

The average noncontrolling interest percentage in Truli was 6.66% and 2% for the years ended December 31, 2018 and 2017, respectively. The change in percentage in 2018 results from the issuance of Truli common stock upon the conversion of Truli preferred stock.

Software Costs

We capitalize certain software development costs incurred in connection with developing or obtaining software for internal use when both the preliminary project stage is completed and it is probable that the software will be used as intended. Capitalization ceases after the software is operational; however, certain upgrades and enhancements may be capitalized if they add functionality. Capitalized software costs include only (i) external direct costs of materials and services utilized in developing or obtaining software, (ii) compensation and related benefits for employees who are directly associated with the software project and (iii) interest costs incurred while developing internal-use software.

Intangible Assets

Intangible assets consist of internal use software development costs for the Company’s website and iPhone App.

These costs will be amortized over their estimated economic lives once placed in service. The assets have not been placed in service as of December 31, 2018.

Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company estimates the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether or not the asset values are recoverable. The Company did not recognize impairment on its long-lived assets during the years ended December 31, 2018 or 2017.

Stock-Based Compensation

We account for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Through December 31, 2018 we used the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Income Taxes

We utilize ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

The Company recognizes the impact of a tax position in the financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with various accounting standards.

ASC 480 “Distinguishing Liabilities From Equity” provides that instruments convertible predominantly at a fixed rate resulting in a fixed monetary amount due upon conversion with a variable quantity of shares (“stock settled debt”) be recorded as a liability at the fixed monetary amount.

ASC 815 “Derivatives and Hedging” generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the instrument is not a stock settled debt and the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the share transaction and the effective conversion price embedded in the preferred shares.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control and could require net cash settlement, then the contract shall be classified as an asset or a liability.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): Part 1 – Accounting for Certain Financial Instruments with Down Round Features and Part 2 – Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with Scope Exception (“ASU No. 2017-11”). Part 1 of ASU No. 2017-11 addresses the complexity of accounting for certain financial instruments with down round features. Down round features are provisions in certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. The Company has early adopted the guidance under ASU 2017-11 for the year end December 31, 2017.

The Company has determined that the conversion features of the Truli convertible preferred stock and stock purchase warrants do not require bifurcation as free standing derivative instruments, based on the adoption of ASU 2017-11 and the guidance related to down round features.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Derivative Instruments

The accounting treatment of derivative financial instruments requires that we record the derivatives at their fair values as of the inception date of the debt agreements and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, we recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, we recorded non-operating, non-cash income. We had no derivative instruments for the years ended December 31, 2018 and 2017.

Product Development

Product development costs are included in selling, general and administrative expenses and consist of support, maintenance and upgrades of our website and IT platform and are charged to operations as incurred.

Earnings (Loss) Per Share

The Company follows Accounting Standards Codification subtopic ASC 260, Earnings Per Share for calculating the basic and diluted earnings (loss) per share. Basic earnings (loss) per share are computed by dividing earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common share equivalents are excluded from the diluted earnings (loss) per share computation if their effect is anti-dilutive. Common share equivalents of 21,134 were excluded from the computation of diluted earnings per share for each of the years ended December 31, 2018 and 2017, respectively, because their effect is anti-dilutive.

	December 31,	December 31,
	2018	2017
Options	5,960	5,960
Warrants	15,174	15,174
	21,134	21,134

Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach designates the internal organization used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. Using the management approach, the Company determined that it has one operating segment.

Recently Issued Accounting Pronouncements

Except as disclosed below, there have not been any recent changes in accounting pronouncements and Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) that are of significance or potential significance to the Company.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“Topic 842”) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Topic 842 affects any entity that enters into a lease, with some specified scope exemptions. The guidance in this update supersedes Topic 840, Leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For public companies, the amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company expects that the adoption of Topic 842 will have an accounting effect on its financial position presented.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): Part 1 – Accounting for Certain Financial Instruments with Down Round Features and Part 2 – Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with Scope Exception (“ASU No. 2017-11”). Part 1 of ASU No. 2017-11 addresses the complexity of accounting for certain financial instruments with down round features. Down round features are provisions in certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of ASU No. 2017-11 addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification®. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company has early adopted the guidance under ASU 2017-11 for the year end December 31, 2017.

In June 2018, the FASB issued ASU 2018-07, “Compensation—Stock Compensation (Topic 718)—Improvements to Nonemployee Share-based Payment Accounting”, as a simplification for the accounting for nonemployee share-based payment transactions resulting from expanding the scope of Topic 718, Compensation-Stock Compensation. For public companies, this standard is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We are evaluating the impact that ASU 2018-07 may have on our consolidated financial statements.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 2 — GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company’s management has evaluated whether there is substantial doubt about the Company’s ability to continue as a going concern and has determined that substantial doubt existed as of the date of the end of the period covered by these consolidated financial statements. This determination was based on the following factors: (i) the Company has a working capital deficit as of December 31, 2018 and the Company has had historical net losses and net cash used in operations, the Company’s available cash as of December 31, 2018 will not be sufficient to fund its anticipated level of operations for the next 12 months; (ii) the Company will require additional financing for 2019 to continue at its expected level of operations; and (iii) if the Company fails to obtain the needed capital, it will be forced to delay, scale back, or eliminate some or all of its development activities or perhaps cease operations. In the opinion of management, these factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for one year from the issuance date of these consolidated financial statements.

The Company recently completed a round of funding in the first quarter of Fiscal 2019 (see Note 14). However, there is no assurance that the Company will be successful in any other capital-raising efforts that it may undertake to fund operations during the next 12 months. The Company anticipates that it will issue equity and/or debt securities as a source of liquidity, until it begins to generate positive cash flow to support its operations. Any future sales of securities to finance operations will dilute existing stockholders’ ownership. The Company cannot guarantee when or if it will generate positive cash flow.

The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 — INVESTMENT IN AVAILABLE FOR SALE MARKETABLE SECURITIES

The Company’s investment in marketable equity securities is being held for an indefinite period and thus have been classified as available for sale. Cost basis of securities held at December 31, 2018 and 2017 is $587,000 and $625,000, respectively, and accumulated unrealized losses are $553,083 and $489,591 at December 31, 2018 and 2017, respectively. Unrealized holding losses on such securities for the years ended December 31, 2018 and 2017 were $99,416 and $187,841, respectively. The value of available for sale marketable securities was $33,917 at December 31, 2018, based on 83,333 shares of common stock held with a per share market price of approximately $0.41.

During 2017, we reclassified $250,250 of unrealized losses from accumulated other comprehensive income to realized losses upon sale of the underlying securities.

NOTE 4 — INTANGIBLE ASSETS

We have capitalized software costs of $101,520 and $28,750 at December 31, 2018 and 2017, respectively, relating to our website and iPhone App developed for internal use. These assets have not been placed in service as of December 31, 2018.

NOTE 5 — LOANS PAYABLE

At December 31, 2018 and 2017, we are party to two line of credit agreements aggregating $81,067 and $76,235, respectively. Both lines mature within the next twelve months. Availability under the two lines was $10,233 at December 31, 2018.

We have entered into two term loans, aggregating $127,767 and $150,604 at December 31, 2018 and 2017, respectively, which mature in 2023. Interest rates are variable, with current rates at 8.25% and 7.76%. Current monthly payments are $1,776 and $1,008.

These notes are summarized as follows at December 31, 2018 and 2017:

	2018	2017
Lines of credit and loan agreements	$81,067	$76,235
Term loans	127,767	150,604
	208,834	226,839
Less current portion	(105,028)	(127,767)
Non-current portion	$103,806	$99,072

Future principal payments under the lines of credit and term notes are as follows:

Year Ending December 31,
2019	$105,028
2020	25,942
2021	28,136
2022	30,492
2023	19,236
Total minimum principal payments	$208,834

Our chief executive officer, who is also a stockholder, has personally guaranteed the loans described above.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 6 — NOTES PAYABLE

On November 27, 2018 Truli entered into a $55,000 10% Original Issue Discount Promissory Note, and received proceeds of $50,000. The note matures on or before the earlier of (i) the 90th day subsequent to the issuance date of the note, and (ii) Truli’s receipt of a minimum of $1,000,000 as a result of Truli closing the sale (the “financing”) of any equity or debt securities of Truli (either a “Maturity Date”). At the Company’s option, upon the Maturity Date, Truli may convert all principal and interest owed to the Payee pursuant to this note into securities of Truli identical to those offered and on the same terms as those offered to the investors in the financing. Interest shall accrue on the outstanding principal balance of this note at the rate of 5% per year. Discount of $5,000 is being amortized over 90 days. During the year ended December 31, 2018 we amortized $1,944 as interest expense. Carrying value of the note, net of unamortized discount, is $51,444 at December 31, 2018. The note and related accrued interest was exchanged for Series D convertible preferred stock of Truli effective as of March 31, 2019 (see Note 14).

During 2017, the Company entered into three secured promissory notes aggregating $250,000. Of these, two notes aggregating $150,000 are held by related party stockholders, of which $50,000 is held by our CEO. The notes bear interest at 25% per year and were due on January 28, 2018. These notes were not extended and are due on demand. The notes were collateralized by certain marketable securities held by the Company. Accrued interest on the notes was $118,322 and $55,822 at December 31, 2018 and 2017, respectively. Effective March 31, 2019, the notes and related accrued interest were cancelled in connection with the reverse recapitalization, with the issuance of the Series E preferred stock of Truli to the Recruiter.com stockholders and the note holders were allocated shares of the Series E preferred stock of Truli (See Note 14).

NOTE 7 — CONVERTIBLE NOTES PAYABLE

In 2016 the Company entered into four convertible notes, aggregating $255,000 at December 31, 2018 and 2017. Of these, two notes aggregating $200,000 are held by stockholders, of which $50,000 is held by our CEO. The notes are due on demand and bear interest at 10% per year. The notes are convertible into Recruiter.com, Inc. preferred stock at any time after Recruiter.com, Inc. offered preferred stock for sale. The conversion price is 75% of the price paid by investors. No preferred stock was ever authorized or offered for sale by Recruiter.com, Inc. and as a result, no beneficial conversion feature was calculated on the convertible notes.

Accrued interest on the notes was $61,179 and $35,679 at December 31, 2018 and 2017, respectively. Effective March 31, 2019, the convertible notes and related accrued interest were cancelled in connection with the reverse recapitalization, with the issuance of the Series E preferred stock to the Recruiter.com stockholders and the note holders were allocated shares of the Series E preferred stock of Truli (See Note 14).

NOTE 8 — STOCKHOLDERS’ EQUITY (DEFICIT), TEMPORARY EQUITY AND NONCONTROLLING INTERESTS

Reverse recapitalization in 2019

Effective March 31, 2019 Truli Technologies, Inc. entered into an Agreement and Plan of Merger (“Merger Agreement”) through which it acquired Recruiter. As consideration for the merger, Truli issued the equity holders of Recruiter.com, Inc. a total of 775,000 shares of its Series E Preferred Stock convertible into 775 million shares of its common stock for 100% of the outstanding common stock of Recruiter.com, Inc. As a result, the former shareholders of Recruiter.com, Inc. controlled approximately 90% of Truli common stock and in excess of 50% of the total voting power.

For accounting purposes the March 31, 2019 transaction is being accounted for as a reverse recapitalization of Recruiter.com, Inc. and combination of entities under common control (‘recapitalization”) with Recruiter.com, Inc. considered the accounting acquirer and historical issuer. The accompanying consolidated financial statements presented include Recruiter.com, Inc. for all periods presented. Since Recruiter.com, Inc. previously owned a majority of Truli, the consolidated financial statements of Recruiter.com, Inc. include the historical operations of Truli and VocaWorks since October 30, 2017. All share and per share data in the accompanying consolidated financial statements and footnotes have been retroactively restated to reflect the March 31, 2019 recapitalization.

Series E Preferred Stock

The authorized number of shares of the Series E Preferred Stock is 775,000 shares (the “Series E”) with a par value of $0.0001. Each share of Series E shall have a stated value of $20 per share. Each holder shall be entitled to vote on all matters submitted to stockholders of the Company and each share of Series E preferred stock is entitled to the number of votes equal to the number of shares of Common Stock such shares are convertible into at such time, but not in excess of the beneficial ownership limitation of 4.99%.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Each Holder shall be entitled to convert any portion of the outstanding shares of Series E preferred stock held by such holder into shares of Common Stock at the conversion price of $0.02 per common share, subject to adjustment for stock dividends and stock splits.

During 2017 the Company issued 46,982 shares of Series E preferred stock for proceeds of $133,333. Additionally, 23,484 Series E preferred shares were subscribed for at December 31, 2017, for which the Company received $66,668 in 2018. (See Note 1, “Principals of Consolidation and Basis of Presentation”)

Contributed capital

The Company has received contributions to capital from existing stockholders, aggregating $65,000 in the year ended December 31, 2018. These capital contributions were made for working capital purposes.

Subsidiary equity transactions and noncontrolling interest

All shares of Series A, A-1, C and C-1 convertible preferred stock discussed below and outstanding at March 31, 2019 were exchanged for newly issued Series D convertible preferred stock of Truli, with the relevant certificates of designation subsequently withdrawn (see Note 14).

Series A Convertible Redeemable Preferred Stock

On October 24, 2017, Truli filed a Certificate of Designations (a “COD”) with the Delaware Secretary of State designating 700,000 shares of its authorized preferred stock as Series A Convertible Preferred Stock (the “Series A”), with a stated value of $1.00 per share, which converts into 200 shares of Truli common stock per share of Series A, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing conversion price of the Series A. On October 30, 2017, Truli entered into Securities Purchase Agreements (each a “SPA”) with the two Investors who converted their Notes into Series C Convertible Preferred Stock (the “Series C”) and Series C-1 Convertible Preferred Stock (the “Series C-1”), as discussed below. Pursuant to the SPAs, the Investors paid Truli a total of $600,000 and purchased in the aggregate 600,000 of shares of Series A and Warrants to purchase 120,000,000 shares of Truli common stock. Truli received proceeds of $471,373. The balance of $128,627 was used to pay existing payables and professional fees.

Cumulative dividends accrue on the Series A at a rate of 10% per annum. Holders of Series A are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. The Series A is redeemable in the same manner as the Series C and C-1, defined below. The Series A is senior to all other preferred stock, except Truli’s Series A-1 Convertible Preferred Stock (the “Series A-1”) and the common stock upon liquidation of Truli. The Warrants have a five year term and an exercise price of $0.01 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing exercise price of the Warrants.

Series A-1 Convertible Redeemable Preferred Stock

On May 25, 2018, Truli filed a COD authorizing 600,000 shares of Truli’s preferred stock as Series A-1, with a stated value of $1.00 per share. The Series A-1 converts into 200 shares of Truli common stock per share of Series A-1, subject to adjustment in the event of stock splits, stock dividends or reverse splits, and issuances of securities at prices below the prevailing conversion price of the Series A-1. Cumulative dividends accrue on the Series A-1 at a rate of 10% per annum. Holders of Series A-1 are entitled to vote together with holders of the Truli common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. The Series A-1 is redeemable upon the occurrence of certain triggering events.

On June 1, 2018, Truli entered into SPAs with the Investors. Pursuant to the SPA, the Investors purchased a total of 300,000 of shares of Series A-1 and Warrants to purchase 60,000,000 shares of Truli’s common stock in exchange for a total of $300,000.

The Investors agreed to waive the Series A, Series C and Series C-1 conversion price adjustments as they relate to the sale of the Series A-1 preferred stock.

The Warrants have a five year term and an exercise price of $0.01 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing exercise price of the Warrants.

Series B Convertible Preferred Stock

On October 24, 2017, Truli filed a COD with the Delaware Secretary of State designating 1,875,000 shares of Truli’s authorized preferred stock as Series B which converts into 200 shares of common stock per share of Series B, subject to adjustments in the event of stock splits, stock dividends and reverse splits. No shares of Series B preferred stock have been issued.

Series C and Series C-1 Convertible Redeemable Preferred Stock

On October 24, 2017, Truli filed a COD with the Delaware Secretary of State designating 102,100 shares of Truli’s authorized preferred stock as Series C, with a stated value of $20.00 per share, which converts into 1,000 shares of Truli common stock per share of Series C, subject to adjustments in the event of stock splits, stock dividends and reverse splits and issuances of securities at prices below the prevailing conversion price of the Series C. Cumulative dividends accrue on the Series C at a rate of 10% per annum. On October 30, 2017 holders of Truli’s outstanding 4% Convertible Notes converted their 4% Convertible Notes and accrued interest into 102,100 shares of Series C.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Also on October 24, 2017, Truli filed a COD with the Delaware Secretary of State designating 18,839 shares of Truli’s authorized preferred stock as Series C-1, with a stated value of $5.00 per share which converts into 1,000 shares of Truli common stock per share of Series C-1, subject to adjustments in the event of stock splits, stock dividends and reverse splits and issuances of securities at prices below the prevailing conversion price of the Series C-1. Cumulative dividends accrue on the Series C-1 at a rate of 10% per annum. On October 30, 2017 holders of Truli’s 10% Convertible Notes converted their 10% Convertible Notes and accrued interest into 18,839 shares of Series C-1.

In October 2017 we recorded a credit to noncontrolling interest of $701,732 for the excess of the carrying value of the debt converted and related derivative liability over the stated value of the Series C and C-1 issued upon conversion. The stated value is considered to be fair value due to the redemption feature of the preferred stock. The $701,732 primarily relates to the charge off of the derivative liability.

Holders of shares of Series C and Series C-1 may cause Truli to redeem in cash the outstanding shares of Series C and C-1 beginning on October 30, 2019 (see amendment below), and earlier than that date upon the occurrence of certain triggering events contained in the COD for the Series C and Series C-1, at a redemption price based upon a formula contained in the COD for each series. Subject to the prior conversion, the total redemption price if redeemed after two years from issuance is equal to the amount of the principal and accrued interest on the 4% Convertible Notes and 10% Convertible Notes due as of the closing date plus potential additional amounts.

During February 2018, Truli filed an amendment to the Certificates of Designations for the Series C and Series C-1 extending the redemption date to October 2022 and reducing the redemption amount of the preferred shares then outstanding at a redemption price equal to one-half of the Conversion Amount (as defined) of such preferred shares. During the year ended December 31, 2018 we recorded a credit to noncontrolling interest of $1,146,265 as a result of the reduction in the redemption amount.

Liquidation preference of Subsidiary Series A, Series A-1, Series C and Series C-1 Convertible Preferred Stock

In the event of a liquidation event, the holders of preferred stock shall be entitled to receive in cash out of the assets of Truli, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of junior stock, but pari passu with any parity stock then outstanding and after any amount paid to the holders of the convertible preferred stock, an amount per preferred share equal to the greater of (A) the Conversion Amount thereof on the date of such payment and (B) the amount per share such holder would receive if such holder converted such preferred shares into Truli common stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of the convertible preferred stock, the holders and holders of shares of parity stock, then each holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of preferred shares and all holders of shares of parity stock.

Subsidiary Redeemable Preferred Stock

As described above, Truli issued shares of Series A, Series A-1, Series C, and Series C-1 convertible preferred stock. Since the convertible preferred stock may ultimately be redeemable at the option of the holder, the carrying value of the preferred stock has been classified as temporary equity on the balance sheet at December 31, 2018 and 2017.

A portion of the proceeds from the sale of Truli Series A preferred stock was allocated to the warrants based on their relative fair value, which totaled $580,645 using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of $2,222,842 to the Series A, Series C and Series C-1 preferred shares based upon the difference between the effective conversion price of those shares and the closing price of Truli common shares on the date of issuance. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 353%, (3) risk-free interest rate of 2%, (4) expected term of 5 years. The amount attributable to the warrants and beneficial conversion feature, aggregating $2,803,487, has been recorded as a deemed dividend to the preferred shareholders and as a charge to noncontrolling interest.

A portion of the proceeds from the sale of our Series A-1 in 2018 were allocated to the warrants based on their relative fair value, which totaled $288,000 using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of $12,000 to the Series A-1 based upon the difference between the effective conversion price of those shares and the closing price of our common shares on the date of issuance. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 380%, (3) risk-free interest rate of 2.74%, (4) expected term of 5 years. The amount attributable to the warrants and beneficial conversion feature, aggregating $300,000, has been recorded as a deemed dividend to the preferred shareholders and as a charge to noncontrolling interest.

For the years ended December 31, 2018 and 2017, Truli has accrued dividends in the amount of $278,236 and $45,603, respectively. The accrued dividends have been charged to noncontrolling interest and the net unpaid accrued dividends have been added to the carrying value of the preferred stock. Further, we attributed a beneficial conversion feature of $278,236 and $45,603 for the years ended December 31, 2018 and 2017, respectively, to the preferred dividends based upon the difference between the effective conversion price of those dividends and the quarterly average closing price of our common shares. The amount attributable to the beneficial conversion feature has been recorded as a deemed dividend to the preferred shareholders and as a charge to noncontrolling interest.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Subsidiary common stock

During the year ended December 31, 2018, Truli issued 11,400,000 shares of its common stock upon the conversion of 11,400 shares of Series C. Based on the carrying value of the preferred stock being converted, we credited $142,586 to paid in capital and $11,414 to the noncontrolling interest.

Subsidiary stock option expense

In 2018 Truli granted to its chief executive officer 500,000 options to purchase Truli common stock, exercisable at $0.08 per share, under the terms of the Truli 2017 Equity Incentive Plan. The options have a term of five years. 41,667 of the options vested upon grant and the remaining options shall vest quarterly in equal amounts over a 33-month period with the first vesting date being April 30, 2018. We valued the option at $39,998, by using the Black Scholes Model with the following assumptions: (1) risk free interest rate of 2.26%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 471%; and (4) an expected life of 3 years. We have recorded compensation expense of $15,555 related to the options during the year ended December 31, 2018, with a corresponding credit to noncontrolling interest.

In 2018 Truli granted to its two directors an aggregate of 2,000,000 options to purchase common stock, exercisable at $0.08 per share, under the terms of the Truli 2017 Equity Incentive Plan. The options have a term of five years. The options vest quarterly in equal amounts over a one year period with the first vesting to occur on June 30, 2018. We valued the options at $159,993, by using the Black Scholes Model with the following assumptions: (1) risk free interest rate of 2.39%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 470%; and (4) an expected life of 3 years. We have recorded compensation expense of $125,709 related to the options during the year ended December 31, 2018, with a corresponding credit to noncontrolling interest.

In 2018 Truli granted to six nonemployee advisors an aggregate of 1,200,000 options to purchase common stock, exercisable at $0.06 per share, under the terms of the Truli 2017 Equity Incentive Plan. The options have a term of five years. The options vest upon the first anniversary of their grant. We valued the options at December 31, 2018 using the Black Scholes Model with the following assumptions: (1) risk free interest rate of 2.751%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 398%; and (4) an expected life of 4.5 years. We have recorded compensation expense of $44,477 related to the options during the year ended December 31, 2018, with a corresponding credit to noncontrolling interest.

Total stock option expense as discussed above was $185,741 in 2018.

Truli stock option activity in the subsidiary for the two years ended December 31, 2018 is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2016	193,040	$3.31
Granted	-	0.02
Exercised	-	-
Expired or canceled	(188,040)	3.39
Outstanding at December 31, 2017	5,000	0.35
Granted	3,700,000	0.07
Exercised	-	-
Expired or canceled	-	-
Outstanding at December 31, 2018	3,705,000	$0.07

Truli warrant activity in the subsidiary for the two years ended December 31, 2018 is as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2016	-	$-
Issued	120,000,000	0.01
Exercised	-	-
Expired or cancelled	-	-
Outstanding at December 31, 2017	120,000,000	0.01
Issued	60,000,000	0.01
Modifications	-	-
Exercised	-	-
Expired or cancelled	-	-
Outstanding at December 31, 2018	180,000,000	$0.01

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 9 — STOCK OPTIONS AND WARRANTS

The Company’s 2014 Stock Option/Stock Issuance Plan (the “Plan”) provides for the awarding of stock grants and nonqualified and incentive stock options awards to officers, directors, employees and consultants of the Company. The purpose of the Plan is to advance the interests of Recruiter and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. Our Plan is administered by our board of director. However, any or all administrative functions otherwise exercisable by the Board may be delegated to a committee. The Board or Committee determines who shall be granted awards; the vesting periods; the exercise price; and any other terms deemed appropriate for any award. No option shall have a term in excess of ten years measured from the option grant date. The maximum number of shares of common stock which may be issued over the term of the Plan shall not exceed 10,000. This plan was not assumed by Recruiter.com Group, Inc. (Truli) in the reverse recapitalization.

Stock Options

The stock option activity for the two years ended December 31, 2018 is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2016	5,960	$54.62
Granted	-	-
Exercised	-	-
Expired or canceled	-	-
Outstanding at December 31, 2017	5,960	54.62
Granted	-	-
Exercised	-	-
Expired or canceled	-	-
Outstanding at December 31, 2018	5,960	$54.62
Exercisable at December 31, 2018	5,760	$54.76

We recorded compensation expense of $1,415 and $1,716 related to stock options during the years ended December 31, 2018 and 2017, respectively.

Stock Warrants

The stock warrant activity for the two years ended December 31, 2018 is as follows:

	Warrants Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2016	-	$-
Granted	15,174	13.18
Exercised	-	-
Expired or canceled	-	-
Outstanding at December 31, 2017	15,174	13.18
Granted	-	-
Exercised	-	-
Expired or canceled	-	-
Outstanding at December 31, 2018	15,174	$13.18
Exercisable at December 31, 2018	15,174	$13.18

All of the options and warrants disclosed above were cancelled as part of the March 31, 2019 recapitalization.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings and claims from time to time which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

The Company currently occupies office space pursuant to a lease on a month to month basis. Rent expense for the years ended December 31, 2018 and 2017 was $4,558 and $33,481.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 11 — RELATED PARTY TRANSACTIONS

As described in Note 6 and Note 7, the Company has entered into four notes with related party stockholders, aggregating $350,000, of which $100,000 is held by our CEO. Interest expense on these stockholder notes was $57,500 and $54,932 for the years ended December 31, 2018 and 2017, respectively. Accrued interest on the notes was $121,199 and $63,699 at December 31, 2018 and 2017, respectively. No payments of interest were made during the years.

During 2017 we assigned certain marketable securities, with a fair value of $172,500, to a consultant (who is also a principal stockholder and noteholder of the Company). The securities were assigned as payment for a working capital advance of $100,000, accrued compensation of $30,000 and interest expense of $42,500.

During 2018 we entered into a marketing agreement with an entity controlled by a consultant (who is also a principal stockholder and noteholder of the Company). The agreement provides for payment to this entity of 10% of applicable revenue generated through the use of the entities database. The agreement also provides for the payment to us of 10% of the revenue generated by the entity using our social media groups. Through December 31, 2018 no fees were due or payable under this arrangement.

We use a related party firm for software development and maintenance related to our website and the platform underlying our operations. The firm was formed outside of the United States solely for the purpose of performing services for the Company and has no other clients. One of our officers who is our Chief Technology Officer and a principal stockholder is an employee of this firm and exerts control over the firm. Payments to this firm were $284,604 and $276,036 for the years ended December 31, 2018 and 2017, respectively.

NOTE 12 — ACQUISITION OF CONTROLLING INTEREST IN TRULI

Effective October 30, 2017, Truli entered into a license agreement with Recruiter under which Recruiter granted Truli’s newly created subsidiary VocaWorks a license to use certain of Recruiter’s proprietary software and related intellectual property. In consideration for the acquisition of the license, Truli issued to Recruiter 125 million shares of common stock. Recruiter also received the right to receive shares of Truli Series B preferred stock upon achievement of certain milestones specified in the license agreement. As a result of this issuance, Recruiter initially owned approximately 98% of Truli common stock and Truli became a majority-owned subsidiary of Recruiter to be consolidated prospectively. Since Truli was acquired for a license paid as consideration by Recruiter and Recruiter controlled Truli after the transaction, this transaction was treated as a non-monetary transaction at book value, with a charge to paid in capital. The license agreement was amended in connection with the March 31, 2019 reverse recapitalization by cancelling the right to receive the Series B shares upon achievement of milestones.

The following is a summary of the net assets and liabilities of Truli acquired at the date of acquisition:

Cash	$15,758
Accounts payable and accrued expenses	(442,458)
Notes payable	(2,618,235)
Derivative liabilities	(634,435)
Excess of liabilities over assets acquired	$(3,679,370)

The excess of liabilities over assets acquired has been charged $3,605,783 to paid in capital and $73,587 to the noncontrolling interest.

The results of operations of Truli are included in the Company’s consolidated financial statements from the date of acquisition of October 30, 2017.

NOTE 13 — INCOME TAXES

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”), a tax reform bill, was enacted. The Act, among other items, reduces the current federal income tax rate to 21% from 34%. The rate reduction is effective January 1, 2018, and is permanent.

The Act has caused the Company’s deferred income taxes to be revalued. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. Pursuant to the guidance within SEC Staff Accounting Bulletin No. 118 (“SAB 118”), as of December 31, 2017, the Company recognized the provisional effects of the enactment of the Act for which measurement could be reasonably estimated. Since the Company has provided a full valuation allowance against its deferred tax assets, the revaluation of the deferred tax assets did not have a material impact on any period presented. The ultimate impact of the Act may differ from these estimates due to the Company’s continued analysis or further regulatory guidance that may be issued as a result of the Act.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

As a result of the reduction of the federal corporate income tax rate, the Company reduced the value of its net deferred tax asset by approximately $243,000 which was recorded as a corresponding reduction to the valuation allowance during the fourth quarter of 2017.

The Company has, subject to limitation, approximately $2.4 million of net operating loss carryforwards (“NOL”) at December 31, 2018, of which approximately $1.4 million will expire at various dates through 2037 and approximately $1 million can be carried forward indefinitely. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover due to our lack of earnings history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by approximately $315,000 and $306,000 for the years ended December 31, 2018 and 2017, respectively. Significant components of deferred tax assets and liabilities are as follows (in thousands):

	2018	2017
Deferred tax assets (liabilities):
Net operating loss carryover	$638	$370
Accrued compensation	44	20
Accrued interest	48	24
Capital losses	138	138
Deferred revenue	(16)	(15)
Total deferred tax assets, net	852	537
Less: valuation allowance	(852)	(537)
Net deferred tax assets	$—	$—

The above NOL carryforward may be subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions if the Company experienced one or more ownership changes which would limit the amount of NOL carryforward that can be utilized to offset future taxable income. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has not completed an IRC Section 382/383 analysis. If a change in ownership were to have occurred, NOL carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

The actual tax benefit differs from the expected tax benefit for the years ended December 31, 2018 and 2017 (computed by applying the U.S. Federal Corporate tax rate of 21% and 34% in 2018 and 2017, respectively, to income before taxes) are as follows:

	2018	2017
Statutory federal income tax rate	-21.0%	-34.0%
State income taxes, net of federal benefits	-5.7%	-4.8%
Non-deductible items	5.2%	0.1%
Change in valuation allowance	21.5%	38.7%
Effective income tax rate	—%	—%

The Company’s tax returns for the previous three years remain open for audit by the respective tax jurisdictions.

NOTE 14 — SUBSEQUENT EVENTS

Management has evaluated all activities of the Company through July 29, 2019, the issuance date of the Company’s consolidated financial statements and concluded that no subsequent events have occurred that would require adjustments or disclosure into the financial statements, except as disclosed below.

Reverse Recapitalization

Effective March 31, 2019 Truli entered into an Agreement and Plan of Merger (“Merger Agreement”) through which it acquired Recruiter. As consideration for the merger, Truli issued the equity holders of Recruiter a total of 775,000 shares of its Series E Preferred Stock convertible into 775 million shares of common stock for 100% of the outstanding common stock of Recruiter. As a result, the former shareholders of Recruiter controlled approximately 90% of Truli common stock and in excess of 50% of the total voting power. For accounting purposes the transaction is being accounted for as a reverse recapitalization of Recruiter and combination of entities under common control (“recapitalization”) with Recruiter considered the accounting acquirer and the historical issuer.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Business Combination

On March 31, 2019 certain assets were acquired from Genesys Talent LLC (“Genesys”) by Recruiting Solutions LLC. Recruiting Solutions LLC is a wholly owned subsidiary of Recruiter.com Group, Inc. and was formed for the purpose of completing the asset purchase transaction. For purposes of purchase accounting, Recruiter.com Group, Inc. is referred to as the acquirer. Recruiter.com Group, Inc. acquired the assets of Genesys for a purchase price of $8.6 million. The purchase consideration consisted of 200,000 shares of Series F Convertible Preferred Stock, which are convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into 200 million shares of Recruiter.com Group, Inc. common stock. The shares of Series F Preferred stock were valued at $8.6 million based on the conversion rate of the Series F convertible preferred stock and the quoted closing price of $0.043 per common share as of March 29, 2019, the last trading day in March, 2019.

The acquisition is accounted for by Recruiter.com Group, Inc. in accordance with the acquisition method of accounting pursuant to ASC 805 “Business Combinations” and pushdown accounting is applied to record the fair value of the assets acquired on Recruiting Solutions LLC. Under this method, the purchase price is allocated to the identifiable assets acquired based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired will be allocated to goodwill. The Company will utilize these assets in its employment staffing business to be operated through Recruiting Solutions LLC.

The following is a summary of the estimated fair value of the assets acquired at the date of acquisition:

Accounts receivable	$731,488
Intangible assets, including sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets	7,868,512
$8,600,000

The Company is in the process of completing its accounting and valuations of Recruiting Solutions LLC and, accordingly, the estimated fair values of assets acquired, the allocation of purchase price noted above, and the valuation of the Series F shares issued as the purchase price is provisional pending the final valuations which will not exceed one year in accordance with ASC 805.

The results of operations of Recruiting Solutions LLC are included in the Company’s consolidated financial statements from the date of acquisition of March 31, 2019. The following supplemental unaudited pro forma combined information assumes that the acquisition had occurred at the beginning of each three month period presented:

	December 31,	December 31,
	2018	2017
Revenue	$1,503,807	$2,359,785
Net Loss	$(1,017,924)	$(1,079,406)
Loss per common share, basic and diluted	$-	$-

The pro forma financial information is not necessarily indicative of the results that would have occurred is the acquisition had occurred on the dates indicated or that result in the future.

Series D Convertible Preferred Stock

On March 25, 2019 Truli filed a Certificate of Designations (a “COD”) with the Delaware Secretary of State, as amended on March 27, 2019 and April 22, 2019, designating 500,000 shares of its authorized preferred stock as Series D Convertible Preferred Stock (the “Series D”), with a stated value of $20 per share, which is convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into common stock based on the stated value per share divided by $0.02 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing conversion price of the Series D. Holders of Series D are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. If at any time while any preferred shares remain outstanding and any triggering event (as defined) occurs, the Company shall pay within three days to each holder $210 per each $1,000 of the stated value of each such holder’s preferred shares.

Truli had issued shares of Series A, Series A-1, Series C, and Series C-1 convertible preferred stock. Since the convertible preferred stock may ultimately be redeemable at the option of the holder, the carrying value of the preferred stock was classified as temporary equity on the balance sheet at December 31, 2018. Just prior to the recapitalization all of the redeemable preferred stock Series A, A-1, C and C-1 was exchanged for 389,036 shares of Series D preferred stock.

On March 31, 2019, Truli entered into a Securities Purchase Agreement, dated March 31, 2019 (the “Securities Purchase Agreement”) by and among Truli and the investors listed therein (the “Investors”). Pursuant to the Securities Purchase Agreement Truli sold in a private placement a total of 31,625 units (the “Units”) at a purchase price of $18.1818 per unit, or $575,000, taking into account a 10% discount, each Unit consisting of (i) one share of Series D Preferred Stock, and (ii) a Warrant to purchase 500 shares of Common Stock, subject to adjustment as provided for therein. The Series D Preferred Stock sold in the financing convert into a minimum of 31,625,000 shares of Truli common stock. Truli received net proceeds from the sale of the Units of $434,997 after offering costs of $35,003 and direct payment of other Truli obligations of $105,000. Two of the three Investors have previously invested in Truli’s Preferred Stock.

The Warrants are exercisable for five years from the issuance date at an exercise price of $0.06 per share, subject to adjustment as provided for therein.

RECRUITER.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Subsequent to March 31, 2019 we sold an additional 29,975 units, each unit consisting of one share of our Series D Preferred Stock and 500 warrants, for proceeds of $545,000. In addition, a consultant who is a principal stockholder of the Company purchased 13,750 units for $250,000 through delivering common stock of another company with a $240,000 value and $10,000 in a settlement.

Series E Convertible Preferred Stock

On March 25, 2019 Truli filed a Certificate of Designations (a “COD”) with the Delaware Secretary of State, as amended on March 29, 2019, designating 775,000 shares of its authorized preferred stock as Series E Convertible Preferred Stock (the “Series E”), with a stated value of $20 per share, which is convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into common stock based on the stated value per share divided by $0.02 per share, or 775 million common shares, subject to adjustment in the event of stock splits, stock dividends or reverse splits. Holders of Series E are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. If at any time while any preferred shares remain outstanding and any triggering event (as defined) occurs, the Company shall pay within three days to each holder $210 per each $1,000 of the stated value of each such holder’s preferred shares.

Effective March 31, 2019, Truli issued to the equity holders of the Company 775,000 shares of Series E preferred stock as consideration in connection with the recapitalization.

Series F Convertible Preferred Stock

On March 25, 2019, Truli filed a Certificate of Designations (a “COD”) with the Delaware Secretary of State designating 200,000 shares of its authorized preferred stock as Series F Convertible Preferred Stock (the “Series F”), with a stated value of $20 per share, which is convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into common stock based on the stated value per share divided by $0.02 per share, or 200 million common shares, subject to adjustment in the event of stock splits, stock dividends or reverse splits. Holders of Series F are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. If at any time while any Series F preferred shares remain outstanding and any triggering event (as defined) occurs, the Company shall pay within three days to each holder $210 per each $1,000 of the stated value of each such holder’s preferred shares.

Effective March 31, 2019, Truli issued 200,000 shares of Series F preferred stock as consideration for the acquisition of assets from Genesys Talent, LLC.

Contributed capital

The Company had entered into three notes aggregating $250,000. Of these, two notes aggregating $150,000 were held by stockholders. The notes bore interest at 25% per year and were due on January 28, 2018. These notes were not extended and were due on demand. The notes were collateralized by certain marketable securities held by the Company. Effective March 31, 2019, the notes and related accrued interest, aggregating $383,947, were cancelled in connection with the recapitalization. This amount has been credited to paid in capital as part of the credit of $706,501.

The Company had entered into four convertible notes, aggregating $255,000 at March 31, 2019. Of these, two notes aggregating $200,000 were held by stockholders. The notes were due on demand and bore interest at 10% per year. The notes could have been converted into Recruiter.com, Inc. preferred stock at any time after Recruiter.com, Inc. offered preferred stock for sale. The conversion price was 75% of the price paid by investors. No preferred stock was authorized or offered for sale by Recruiter.com, Inc. Effective March 31, 2019, the notes and related accrued interest, aggregating $322,554, were cancelled in connection with the recapitalization. This amount has been credited to paid in capital as part of the credit of $706,501.

Truli Notes

On February 8, 2019, Truli borrowed $45,005, net of original issue discount of $10,000 and other deductions of $4,995, from an institutional investor and issued the investor a $60,000 Original Issue Discount Promissory Note (the “February Note”). The February Note bears interest at 5% per annum and matures on the earlier of (i) 90 days after issuance, or (ii) Truli’s receipt of a minimum of $1,000,000 as a result of Truli closing the sale (the “financing”) of any equity or debt securities. Truli may cause the holder to convert all principal and interest owed under the February Note into securities of Truli identical to those offered to investors in the $1,000,000 financing. Further, the holder of the February Note has the option to use all principal and interest owed to the Investor under the Note as consideration to purchase securities in any future Truli financing at any time.

As additional consideration for the February 2019 Note, Truli issued the holder warrants to purchase 6,000,000 shares of Truli’s common stock, exercisable for a period of five years from the date of issuance at an initial exercise price of $0.02 per share subject to adjustment upon the occurrence of certain events including Truli’s issuance of future securities. We valued the warrant at $42,000 based on its relative fair value and recorded that amount as debt discount. We also recorded the $10,000 OID amount of debt discount. During the three months ended March 31, 2019 we amortized $29,467 as interest expense.

Effective March 31, 2019, $115,000 of notes, comprised of the note described above and the note described in Note 7, and $1,379 of accrued interest, and the related warrants, were exchanged for newly issued Series D Preferred Stock.

Common Stock

In April 2019 the Company issued 5,000,000 shares of common stock upon conversion of 5,000 shares of Series D Convertible Preferred Stock.

On February 1, 2019, Truli granted to Evan Sohn, its Executive Chairman, 3,473,855 shares of restricted common stock, which shall vest subject to his serving as Executive Chairman on February 1, 2020. Also on that date, the Company granted Mr. Sohn five-year options to purchase 3,473,855 shares at $0.08 per share, which options shall vest subject to serving as Executive Chairman on August 1, 2020. The awards have been valued at $301,711 and compensation expense will be recorded over the respective vesting periods.

On May 14, 2019, the Company granted to Mr.Sohn 36,093,565 shares of restricted common stock, which shall vest subject to his serving as Executive Chairman on February 1, 2020. Also on that date, the Company granted Mr. Sohn five-year options to purchase 36,093,565 shares at $0.08 per share, which options shall vest subject to serving as Executive Chairman on November 14, 2020. The awards have been valued at $4,924,969 and compensation expense will be recorded over the respective vesting periods.